EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

COMARCO, Inc.

Irvine, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-44943, 33-45096, 33-63219, 333-11749, 333-78677, and 333-42350) of Comarco, Inc. of our report dated March 31, 2006 relating to the consolidated balance sheets, statements of operations, shareholders’ equity, and cash flows as of and for the years ended January 31, 2006 and 2005, and the referenced consolidated financial statement schedule therein, which appears in the January 31, 2006 annual report on Form 10-K of Comarco, Inc.

/s/ BDO Seidman LLP

April 28, 2006